Exhibit 10.2
GROCERY OUTLET HOLDING CORP.
EXECUTIVE SEVERANCE PLAN

Plan Document/Summary Plan Description
Grocery Outlet Holding Corp. (the “Company”) has adopted the Grocery Outlet Holding Corp. Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date.
1.Definitions. Capitalized terms not otherwise defined herein will have the meaning ascribed to such terms in the Incentive Plan.
(a)“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a Covered Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a termination of employment, including rights with respect to Company equity (or equity derivatives) in accordance with the applicable plan and other documents governing the terms of such equity (or equity derivatives).
(b)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of such Participant’s Covered Termination.
(c)“Asset Sale” means a Change in Control resulting from the sale, transfer, or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
(d)“Base Salary” means the Participant’s then current annual base salary rate immediately prior to his or her Covered Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder), and determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs of the Company Group in which the Participant participates.
(e)“Board” means the Board of Directors of the Company.
(f)“Cash Severance Amount” means, with respect to any Participant, the “Cash Severance Amount,” as set forth on Appendix A or Appendix B, in each case, as attached hereto, as applicable, based on such Participant’s level.
(g)“Change in Control Covered Termination” means a Covered Termination occurring within the Protection Period applicable to a Participant.
(h)“Clawback Policy” means any clawback, forfeiture or other similar policy adopted by the Board or Committee from time to time.

(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(j)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(k)“Committee” means the Compensation Committee of the Board.
(l)“Continuation Period” means, with respect to any Participant, the period set forth on Appendix A or Appendix B, in each case, as attached hereto, as applicable, based on such Participant’s level.
(m)“Covered Termination” means a Participant’s termination of employment with the Employer by the Employer without Cause or by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if such Participant’s employment with the Employer is terminated:
(i)by reason of a transfer to the employ of another member of the Company Group,
(ii)upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified, or
(iii)in connection with an Asset Sale if either (A) in connection with such Asset Sale such Participant was offered employment (x) within a 50-mile radius of such Participant’s current work site for a comparable position with the purchaser or an Affiliate thereof in an Asset Sale, (y) with the same or greater Base Salary, and (z) with comparable annual bonus and equity compensation opportunity, and the Participant fails to accept such employment offer, or (B) notwithstanding the comparable terms and conditions of employment being available, such Participant voluntarily elected not to participate in the selection process for employment with the purchaser or an Affiliate thereof in an Asset Sale except, in either case, as may otherwise be specifically provided in any written sale, divestiture or other agreement executed by the Company.
(n)“Effective Date” means November 9, 2020.
(o)“Eligible Employee” means each non-union, salaried, full-time employee of the Company Group with the title of Vice President or above. Eligible Employees shall, in no event, include: (i) independent contractors, (ii) temporary employees, (iii) individuals treated other than as employees for federal income and employment tax purposes at the time such individual performs services, (iv) employees who are regularly scheduled to work less than 20 hours per week, (v) individuals who the Company designates as “non-benefits eligible,” and (vi) individuals specifically identified by the Committee to be ineligible to participate in the Plan.

(p) “Employer” means, with respect to any Participant, Grocery Outlet Inc., a Subsidiary of the Company, or, if applicable, another member of the Company Group by which such Participant is employed.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(r)“Good Reason” shall, in the case of any Participant who is party to an agreement between such Participant and the Employer that contains a definition of “Good Reason,” mean and refer to the definition set forth in such agreement and, in the case of any other Participant, shall mean (i) a material diminution in the Participant’s Base Salary or cash bonus opportunity under the Annual Bonus Program; (ii) any material diminution in the Participant’s duties or responsibilities; provided, that in no event will any diminution in duties or responsibilities resulting from the Company no longer being publicly held constitute Good Reason hereunder; or (iii) the relocation of the Participant’s principal work location by more than 50 miles; provided, that none of these events shall constitute Good Reason unless the Company (or Employer, as applicable) fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
(s)“Incentive Plan” means the Company’s 2019 Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its Affiliates).
(t)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.
(u)“Other Severance Arrangements” means any plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company or any of its Affiliates and/or entered into by any representative of the Company or any of its Affiliates that might otherwise provide severance benefits upon a Covered Termination.
(v)“Participant” means an Eligible Employee who is designated as a Participant by the Committee, subject to the requirements of Section 2. For purposes hereof, the Committee shall be permitted to designate groups of Eligible Employees by job title as Participants without the need to identify any individual Participant by name.
(w)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(x)“Protection Period” with respect to any Participant, the period following a Change in Control set forth on Appendix B as attached hereto based on such Participant’s level.

(y)“Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits, and (ii) release the Company and its Affiliates (including the Employer and its Affiliates) and other Persons designated by the Company from any liability arising from his or her employment or termination thereof (other than with respect to the Participant’s rights under the Plan).
(z)“Target Bonus” means the Participant’s target annual bonus under the Annual Bonus Program.
(aa)“Welfare Continuation” means, subject to the Participant’s timely election under COBRA to continue health care coverage under the Company’s group health plans, the Company will pay an amount equal to the difference between the full monthly COBRA premium for the Participant’s continued group health plan coverage and the current monthly premium the Participant would have paid as an active employee for such coverage as currently taxable compensation in substantially equal monthly installments over the Continuation Period.
2.Eligibility.
Except as otherwise provided under the Plan, each Participant is eligible to receive severance pay and severance benefits under the Plan if such Participant:
(a)remains in the employ of the Employer through the date of a Covered Termination,
(b)fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, specific transitional activities, workload and other standards of the Employer, and
(c)executes and submits a Non-Interference Agreement in connection with, and no later than 30 days following, becoming a Participant under the Plan.
3.Termination of Employment.
(a)Payments on Covered Termination. If a Participant undergoes a Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (d) below, and continued compliance with the Non-Interference Agreement, such Participant shall be entitled to the following payments and benefits:
(i)a cash payment equal to the applicable Cash Severance Amount, payable in accordance with the Employer’s normal payroll practice over the Continuation Period set forth in Appendix A following the date of the Participant’s Covered Termination, and
(ii)Welfare Continuation during the Continuation Period set forth in Appendix A.

(b)Payments on Change in Control Covered Termination. If a Participant undergoes a Change in Control Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (d) below, and continued compliance with the Non-Interference Agreement, such Participant shall be entitled to the following payments and benefits in lieu of the payments and benefits set forth in Section 3(a):
(i)a lump-sum cash payment equal to the applicable Cash Severance Amount, payable within 60 days following the date of the Participant’s Change in Control Event Covered Termination, and
(ii)Welfare Continuation during the Continuation Period set forth in Appendix B.

Payments and benefits described under subsections (a) and (b) may be made by the Company or any other member of the Company Group, as determined by the Company in its sole discretion, including, without limitation, the Employer.

(c)Other Termination Events. If a Participant’s employment is terminated for any reason other than pursuant to a Covered Termination or a Change in Control Covered Termination, such Participant shall not be entitled to the payment of any severance or other benefits under the Plan.
(d)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 3 (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of a Covered Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Covered Termination, but for the condition of executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
(e)Clawback/Forfeiture. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (a) or (b) above (other than the Accrued Obligations) shall be conditioned upon and subject to the Clawback Policy.

4.Termination or Amendment of the Plan.
The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant that has undergone a Covered Termination prior to the effective date of any such amendment, termination or discontinuance; provided, further, that following a Change in Control, the Plan may not be amended, terminated or discontinued in whole or in part, at any time prior to the second anniversary of the date of such Change in Control without the written consent of an affected Participant.
5.Limitation of Certain Payments.
In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero. Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 5 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). Notwithstanding the foregoing, to the extent a Participant is entitled to any reimbursement or gross-up payment with respect to any tax imposed under Section 4999 of the Code, such reimbursement or gross-up payment shall be taken into account before any payments and/or benefits due to such Participant under the Plan and/or any other arrangements are reduced. For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (I) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (II) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

6.Miscellaneous.
(a)No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without Cause.
(b)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings. Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under the Plan.
(c)Set Off; Mitigation. The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its Affiliates. The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.
(d)Incorporated Documents. Appendix C to the Plan is hereby incorporated by reference into the Plan.
(e)Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person. To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
(f)Non-Transferability of Benefits and Interests.  All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 6(c) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.
(g)Discretion of Company, Board and Committee.  Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Claims Administrator (as

defined in Appendix C attached hereto) arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.
(h)Indemnification.  Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with the Plan (or any payment made under the Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.
(i)Specified Employees; Section 409A. Notwithstanding anything herein to the contrary, if (i) at the time of a Participant’s Covered Termination, such Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Covered Termination (or the earliest date that is permitted under Section 409A of the Code), and (ii) any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 6(f); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law. It is intended that each payment provided under this Plan shall be a separate “payment” for purposes of Section 409A of the Code.
(j)No Duplication; Treatment of Other Severance Arrangements. In no event shall any Participant receive the severance benefits provided for herein in addition to severance benefits provided for under any Other Severance Arrangement; provided, that if such Participant is covered by any Other Severance Arrangement, such Participant shall be entitled to any amount due and payable under the Plan that is greater than and in addition to the amount due and payable under the Other Severance Arrangment.
(k)Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of Delaware.
(l)Notice. Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to the Participant at his or her most recent address on file with the Company.
Grocery Outlet Holding Corp.
5650 Hollis Street
Emeryville, CA 94608
c/o Chief Administrative Officer and/or General Counsel

(m)Captions.  Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(n)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Appendix A
Payments on Covered Termination

Participant	Continuation Period	Cash Severance Amount
Vice President (VP)	9 months	0.75 times the Participant’s Base Salary (i.e. an amount equal to 9 months of the Participant’s Base Salary)
Senior Vice President (SVP) and Executive Vice President (EVP)	12 months	1.0 times the Participant’s (i) Base Salary and (ii) Target Bonus

Appendix B
Payments on Change in Control Covered Termination

Participant	Protection Period	Continuation Period	Cash Severance Amount
Vice President (VP)	12 months	12 months	1.0 times the Participant’s Base Salary
Senior Vice President (SVP) and Executive Vice President (EVP)	18 months	18 months	1.5 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus

Appendix C
Incorporated Documents
1.Introduction. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974 (as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof, “ERISA”). Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Section 409A of the Code, as the case may be, shall have no force and effect. The Plan, together with its Appendices, serves as both the plan document as required under Section 402 of ERISA as well as a summary plan description as required under Section 104(b) of ERISA. Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
2.Claims Procedures.
(a)Processing Claims. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under the Plan. A claim for benefits under the Plan must be filed in writing within 90 days following the date that of the event giving rise to such individual’s claim. If an individual fails to act within the 90-day limit, the individual loses the right to have his or her claim reviewed.
(b)Decision. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual’s claim for benefits under the Plan is denied, the individual will receive a written notice of such denial within 90 days of receipt of such individual’s claim. In special cases, an additional 90 days may be needed and such individual will be notified in this case within such initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination. For purposes of this Appendix C, “Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.

(c)Any written notice denying an individual’s claim for benefits under the Plan will include:

(i)specific reason or reasons as to why the claim was denied,

(ii)clear reference to the Plan provisions upon which the denial is based,

(iii)a description of any additional material or information to further support the claim, and the reasons why these are necessary, and

(iv)a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)Request for Review of Denial of Benefits. The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Claims Administrator. Each individual has the right to have representation, review pertinent documents, and present written issues and comments. An individual shall be provided, upon request and free of charge, reasonable access to, and copies of, all pertinent documents, records, and other information relevant to such individual’s claims for benefits. An individual’s request must be made not later than 60 days after he or she receives the notice of denial. If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.
(e)Decision on Review. Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation of the denied claim and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request. Such decision will take into account all comments, documents, records, and other information submitted by such individual relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In special cases, an additional 60 days may be needed and such individual will be notified in this case within such initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination. In no event shall the decision be made more than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed. Any written notice denying an individual’s appeal for benefits under the Plan will include:

(i)specific reason or reasons as to why the appeal was denied,
(ii)clear reference to the Plan provisions upon which the denial is based,

(iii)a statement that the individual is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the individual’s appeal for benefits, and

(iv)a statement describing any voluntary appeals procedures offered by the Plan and the individual’s right to obtain the information about such procedures, and a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA.

(f)In Case of Clerical Error. If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.
(g)Legal or Equitable Action. No legal or equitable action for benefits under the Plan or to enforce an individual’s rights under the Plan may be brought unless the individual or the individual’s authorized representative has followed the Plan’s claims, review and appeal procedures set forth in this Section 2 of Appendix C and the benefits requested by the individual have been denied in whole or in part, or there is any other adverse benefit determination by the Claims Administrator. No action at law or in equity in any court or agency to recover benefits under the Plan, to enforce the individual’s rights under the Plan, or against the Company or the Committee may be brought at all unless such action is brought no later than the earlier of the end of the applicable limitations period under applicable law (including, but not limited to, ERISA, if applicable) or 12 months after the date the Claims Administrator makes its final decision in the individual’s claim or appeal.

3.Administrative Information About the Policy.

Name of Plan	Grocery Outlet Holding Corp. Executive Severance Plan
Plan Number	502
Plan Sponsor	Grocery Outlet Holding Corp. 5650 Hollis Street Emeryville, CA 94608 Tel: (510) 845-1999
Employer Identification Number	47-1873201
Plan Administrator	Compensation Committee of the Plan Sponsor
Agent for Service of Legal Process	Corporate Agent for Service of Process
Plan Year	January 1 through December 31
Plan Type	Welfare benefit plan providing severance benefits
Source of Contributions	General assets of the Company

4.Statement of ERISA Rights. Participants are entitled to certain rights and protections under ERISA. ERISA provides that Participants under the Plan shall be entitled to:
(a)Receive Information About the Plan and Benefits.
(i)examine, without charge, at the office of the Plan Administrator (as defined in Section 3 of this Appendix C) and at other specified locations, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration,
(ii)obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies, and

(iii)receive a summary of the Plan’s annual financial report, if any is required to be prepared by ERISA. The Plan Administrator is required by law to furnish each Participant with a copy of any summary annual report.

(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the Employer or any other Person, may fire an individual or otherwise discriminate against an individual in any way to prevent such individual from obtaining a benefit or exercising such individual’s rights under ERISA.
(c)Enforce Participant Rights. If a Participant’s claim is denied or ignored, in whole or in part, such Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules, as set forth in Section 2 of this Appendix C. Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, such Participant may file suit in Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until such Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or such Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person such Participant sued to pay these costs and fees. If the Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous. However, no legal or equitable action may be commenced or maintained against the Plan prior to the exhaustion of the Plan’s claims, review and appeals process described in Section 2 of this Appendix C.

(d)Assistance with Participant Questions. If a Participant has questions about the Plan, such Participant should contact the Plan Administrator. If a Participant has questions about this Appendix C or about such Participant’s rights under ERISA, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.